UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 2054

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 14, 2017

(Date of earliest event reported)

U.S. PRECIOUS METALS, INC.

 (Exact name of registrant as specified in its charter)

Delaware	000-50703	14-1839426
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer I.D. No.)

 309 Cleveland Avenue, Ste. 510

Fairmont, WV 26554

 (Address of Principal Executive Offices)

973-610-8532

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

(1) the date of the termination of the material definitive agreement, the identity of the parties to the agreement and a brief description of any material relationship between the registrant or its affiliates and any of the parties other than in respect of the material definitive agreement;

(2) a brief description of the terms and conditions of the agreement that are material to the registrant;

(3) a brief description of the material circumstances surrounding the termination; and

(4) any material early termination penalties incurred by the registrant.

(b) For purposes of this Item 1.02, the term material definitive agreement shall have the same meaning as set forth in Item 1.01(b)

Breach of  Joint Venture Agreement.

On January 10, 2017 (“Effective Date”), with and fully ratified as amended on March 27, 2017, the Company entered into a Joint Venture And Exploration, Development And Mine Operating Agreement (“JV Agreement”) with Marigold Minerals Holdings, LLC, a Nevada company (“Marigold”).

On July 5, 2017, the CEO and Chairman of U.S. Precious Metals, Paul “Mike” Muncy met at the headquarters office of Marigold Minerals & Holdings, LLC   with its President and Executive Secretary and at that time hand delivered Notice of Breach of the Joint Venture Exploration Exploitation & Mine Operating Agreement by and between the parties entered into on January 10th 2017, with and fully ratified on March 27, 2017.

The July 5, 2017, Notice of Breach made specific note that Marigold is in substantial breach of the covenants and conditions as set forth in the subject JV Agreement, including but not limited to:

a) Marigold is not now a legal entity under in the State of Nevada.  It is not afforded the protections of a corporation or ability to act as a legal entity, and has failed to remain in "good standing" as a corporation with the state wherein it was incorporated, during the pendency of the JV Agreement.

b) Failure of Marigold to satisfy certain obligations as stipulated to in the JV Agreement and delineated in Schedule F, included therein and made part thereof that agreement have not been performed, constituting a breach.

c) Marigold has failed to satisfy other conditions as defined in the JV Agreement, specifically Sections 2.2,  2.3,  3.1(a), 3.1(b), 3.1(f), 3.5, 5.1, 7.2, 9.1, 9.2, 9.3, 10.1 and others. Additionally, Marigold, as of the 4th day of August, 2017, has failed to make 2017 payments to the Mexican Department of Economies and thereby further failed to cure the notice of breach as delivered on July 5th, 2017.

d) The subject agreement fails to properly define the business entities that are entering into and are subject to the terms and conditions of the agreement.

e) Marigold as a US company is barred by Mexican Statute to conduct business, hold bank accounts, have employees, own or hold or mine mineral leases in the country of Mexico.

At the time of noticing the breach on the part of Marigold, the parties agreed that the breaches were serious, factual and material and directly affected the purpose of entering into the Joint Venture Agreement. By the end of the meeting, the parties agreed to a 30 day cure period to correct the outstanding defaults by Marigold that were comprising the multiple breeches. The notice of breach was delivered on July 5th 2017 and the agreed thirty day cure period ended August 4th 2017.

Between this time, Marigold failed to do anything cure the breaches pointed out in the July 5th Notice of Breach.

On August 4, 2017 USPR issued a Notice of Failure to Cure Breach, and that it (Marigold) has not performed in any substantial manner to meet its obligations of the Joint Venture and has basically destroyed the essential objectives of the Agreement.

The August 4, 2017 Notice of Failure to Cure Breach stated Marigold had not corrected or fix the breaches, and for these reasons this Joint Venture Agreement was terminated effective immediately upon delivery of this second notice to the breaching party, Marigold, which notice occurred by courier, on August 7th, 2017.

On August 11th, 2017, pursuant to the termination of the USPR-Marigold agreement which occurred on August 7th, 2017, USPR’s senior executive officer and Marigold’s senior executive officer met in person to resolve any outstanding matters. At that time, USPR decided in lieu of bringing forth litigation against Marigold for breach, the parties would enter into an “Agreement to Dissolve Joint Venture” and USPR would not pursue Marigold for damages and Marigold would not attempt to meddle in any manner into USPR’s business dealing or interest, including but not limited to the Tentory lease and its issues.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US PRECIOUS METALS, INC.

(Registrant)

/s/ PAUL “MIKE” MUNCY

Chief Executive Officer

Date: August 14, 2017